Exhibit 99.1 Press Release Dated August 12, 2004

David G. Mazzella
Veramark Technologies, Inc.
(585) 381-6000
www.veramark.com

FOR IMMEDIATE RELEASE

VERAMARK ANNOUNCES SECOND QUARTER RESULTS

Pittsford, New York — August 12, 2004. Veramark Technologies, Inc. (OTCBB: VERA), today announced financial results for the second quarter ended June 30, 2004. For the three months ended June 30, 2004, Veramark reported sales of $2,568,000 versus sales of $2,953,000 for the second quarter of 2003. For the six months ended June 30, 2004, Veramark’s sales were $5,242,000 versus sales of $5,703,000 for the same six months of 2003.

     For the quarter ended June 30, 2004, Veramark reported a net loss of $521,000, or $0.06 per share, as compared to a net loss of $75,000, or $0.01 per share, for the same quarter a year ago. For the six months ended June 30, 2004, Veramark’s net loss of $496,000, or $0.06 per share, compared to a net loss of $281,000, or $0.03 per share, for the first six months of 2003.

     Commenting on the financial results, David G. Mazzella, Veramark’s President and CEO, stated, “Sales for both the three and six months ended June 30, 2004 have been affected by two major factors. The first was the acquisition of Expanets, one of Veramark’s largest distributors, by Avaya, at the end of 2003. Prior to the acquisition, both Expanets and Avaya served as separate channels of distribution for the Company’s core call accounting products. The integration of these formerly separate channels has resulted in a significant decrease in Veramark sales to the combined channel for the first six months of 2004, as compared to the first six months of 2003, when Avaya and Expanets were separate channels of distribution.

     “We believe that as the integration of Avaya and the former Expanets progresses, we should see a return to the level of sales we had experienced before the merger. As has been our experience in similar situations in the past, this type of transition has taken approximately six months to one year.

     “Veramark increased sales of call accounting, telemanagement products, and services through other channels of distribution, but overall we saw a decrease of 4% in sales of those products and services for both the three and six months ended June 30, 2004, as compared with the same three and six months ended June 30, 2003.

-more-

     “The second factor affecting sales for the first two quarters of 2004 has been the planned end-of-sale of the Quantum Series® enterprise solution, in anticipation of the scheduled release of VeraSMART 2.0. Development of VeraSMART 2.0, which introduced significant new technology and functionality, was completed ahead of schedule, at the end of the second quarter. Customer interest in VeraSMART 2.0 has been encouraging; and within the first month of availability, the Company has received several significant orders including one from Avaya for the Commonwealth of Massachusetts, and a direct sale to California State University.

     “Due to the transition from the Quantum Series to VeraSMART, sales of enterprise solutions decreased 30% and 15% respectively for the three and six months ended June 30, 2004, as compared with the same three and six month periods of 2003. With VeraSMART 2.0 now available, we expect to see an improvement in the sales of enterprise level solutions over the second half of the year.”

     Commenting further, Mr. Mazzella added, “Revenues from our Service Bureau offering have increased 26% for the second quarter and 16% for the six months ended June 30, 2004 from prior year levels. While still modest as a percentage of total company revenues, we continue to see outsourced solutions as a targeted area for potentially significant growth.”

About Veramark

For more than 20 years, Veramark (www.veramark.com) has set the industry standard for telecom network cost control solutions by delivering technological excellence, application experience, and process expertise. Our focus on convergence in the communications market has resulted in a broad portfolio of products and services that allow enterprises to measurably reduce communications expenses, optimize network performance, increase productivity, and improve enterprise security. Our solutions are fully compatible with IP-telephony, traditional PBX, and CENTREX environments.

Veramark’s totally Web-based software architecture leverages leading edge technology to consistently deliver enterprise cost management solutions that are easy-to-use, install and maintain. The company’s leadership position is demonstrated by development relationships with telecom’s elite — Avaya®, Nortel Networks®, Cisco Systems®, NEC America, and others — and by having sold nearly 100,000 systems to clients that range from the Fortune 500, to the public sector, and small businesses.

All of Veramark’s products and services are either made or provided by personnel in the United States.

Veramark and VeraSMART are registered trademarks of Veramark Technologies, Inc. EZ-Share is a trademark of Veramark Technologies, Inc. All other marks are the property of their respective owners.

(See Accompanying Table)

VERAMARK TECHNOLOGIES, INC.
CONSOLIDATED FINANCIAL RESULTS
(Unaudited)

	Second Quarter Ended
	June 30,
	2004	2003
Net Sales	$2,567,599	$2,952,514

Loss Before Taxes	(521,386)	(75,451)
Income Taxes	—	—

Net Loss	$(521,386)	$(75,451)

Loss Per Diluted Share	$(0.06)	$(0.01)

Weighted Average Number of Diluted Shares Outstanding	8,578,431	8,394,314

	Six Months Ended
	June 30,
	2004	2003
Net Sales	$5,241,297	$5,702,535

Loss Before Taxes	$(495,848)	$(280,529)
Income Taxes	—	—

Net Loss	$(495,848)	$(280,529)

Loss Per Diluted Share	$(0.06)	$(0.03)

Weighted Average Number of Diluted Shares Outstanding	8,570,630	8,392,524

This report may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. A variety of factors could cause actual results to differ from the anticipated results expressed in such forward-looking statements. These may include but are not necessarily limited to changes in general economic conditions in the United States and overseas, technological changes in the telecommunications or computer industries, the impact of competition or changes in the marketing strategies of major distributors.

# # # #